Exhibit 99.1

8285 El Rio, Suite 190 Houston, TX 77054 Phone 833.298.6633

NUO THERAPEUTICS PROVIDES CORPORATE AND BUSINESS UPDATE

Broad equity incentive agreement established with Pacific Medical, Inc. including initial equity purchase

Favorable initial progress on establishing substantive distribution network in support of commercial goals for Aurix

Foundational Aurix product is well positioned with attractive attributes in changing market for advanced wound care products for chronic wounds

Houston, TX – August [29/30], 2022 – Nuo Therapeutics, Inc. (OTCQB: AURX) (“Nuo” or the “Company”), a commercial stage medical device company pioneering leading-edge biodynamic therapies by focusing on emerging opportunities in the evolving healthcare landscape, announced today an initial corporate and business update since re-establishing fully available commercial operations in the second quarter of this year.

Notable recent highlights include:

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An equity agreement with Pacific Medical, Inc. dated August 24, 2022 by which Pacific Medical will purchase $500,000 of Nuo common stock and potentially acquire up to 1,250,000 additional shares of Nuo common stock in conjunction with a broader arrangement that substantially incentivizes the Pacific Medical team to deliver strong performance in the distribution and sale of the Aurix product. The Current Report on Form 8-K filed today by Nuo with the SEC describes more fully the equity opportunities tied to sales milestones that should support the alignment of Nuo and Pacific Medical efforts to provide patient access to the Aurix System.

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Distribution agreements are in place with ten separate entities, the largest of which is Pacific Medical having in excess of 40 representatives with experience in the blood-based biologics and wound care space. These distributor partners are now fully trained on the Aurix product and are beginning engagement with potential physician and hospital facility customers.

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Including the $500,000 investment from Pacific Medical noted above, Nuo has raised approximately $4.5 million in working capital equity this year which Nuo believes is sufficient to position the Aurix product as a foundational cash flow positive asset. This investment will allow Nuo to deliver effective clinical outcomes in the treatment of chronic wounds, while substantially advancing the business opportunity and positioning Nuo for future success.

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As a result of the resumption of Nuo’s periodic financial reporting with the Securities and Exchange Commission, Nuo applied and has been approved for quotation and trading on the OTCQB Venture Market tier at www.OTCMarkets.com. While being focused on business execution presently, Nuo believes that an uplisting to a national securities exchange will be a viable option at the appropriate time. There can be no assurance however that a successful listing on a national securities exchange will take place.

The re-launch of a commercially available Aurix product became possible due to the April 2021 issuance of the favorable national coverage decision (NCD) for blood-based products (i.e., PRP products) that have an FDA indication for use in the management of chronic wounds.

Market estimates for 2022 indicate the North American market for advanced wound care products will total approximately $3.6 billion while the prevalence of the three major chronic wound etiologies – diabetic foot ulcers, venous ulcers, and pressure ulcers – continues to increase. The size of the U.S. population expected to have diabetes is estimated to exceed 40 million individuals by the early 2030’s and nearly 20% of Medicare age diabetes patients have non-healing foot ulcers. Due to the increasing prevalence of chronic wounds, the advanced wound care market in the U.S. appears poised for continued change as the increasing spend in the space has not translated into improved healing on a broad scale. Centers for Medicare & Medicaid Services has recently proposed changes to the overall mechanism for Medicare reimbursement of cellular and tissue-based products, commonly referred to as skin substitutes, that could have a significant impact on the usage and delivery of advanced therapy products in the future.

“Following the successful private placements earlier this year totaling approximately $4 million, the newly constituted commercial team for Nuo initiated activities in early May to establish a commercial presence for Aurix in the advanced therapy space of the chronic wound market,” commented David Jorden, Nuo’s Chief Executive and Financial Officer. “The commercial team capitalized on their established business relationships and experience in the space to create an initial distribution network that provides coverage in population centers that represent approximately 30% of the U.S. population.”

“The representatives within Nuo’s distribution network have the relevant skill sets and access to providers treating patients in the physician’s office, hospital outpatient wound centers and other sites of service,” commented Peter Clausen, Nuo’s Chief Scientific and Operating Officer. “Pacific Medical’s long-standing reputation as a top-tier distribution partner and their broad geographic reach make them an excellent anchor distribution partner for the Aurix product.”

“Nuo is enthusiastic to partner with the highly regarded team at Pacific Medical and appreciate that they see the clinical and business value of Aurix in an evolving chronic wound market," added Mr. Jorden. “We believe the Pacific Medical investment in Nuo is an arrangement that can substantially benefit both parties in the long term and, most importantly, can immediately benefit patients.”

“The re-launch of Aurix is truly meaningful due to the too often sub-optimal clinical outcomes experienced by patients suffering from these wounds and health care professionals trying to heal them,” continued Mr. Jorden. “Nuo’s persistence in overcoming the 20+ year NCD for autologous blood products has contributed to making this effective treatment option available to providers and their patients. At Nuo, we intend to stay abreast of continuing marketplace developments while remaining focused on making the Aurix product and its benefits as broadly available as possible.”

About Nuo Therapeutics

Nuo Therapeutics, Inc. is a commercial stage medical device company pioneering leading-edge biodynamic therapies by focusing on emerging opportunities in the evolving healthcare landscape. The Company’s Aurix System is a biodynamic hematogel that harnesses a patient’s innate regenerative abilities for the management of a variety of wounds.

Cautionary Note Regarding Forward-Looking Statements

This press release may include certain forward-looking statements, including with respect to the issuance of additional equity to Pacific Medical, Inc., its sales milestones, the sufficiency of cash to support the Company’s products, the possible listing of the Company’s common stock on a national securities exchange, market estimates for advanced wound care products, and CMS’ proposed changes for Medicare reimbursement. These forward looking statements may generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward- looking statements. The reader is cautioned not to unduly rely on these forward-looking statements. The Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.